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                                                                     EXHIBIT 2.8

                      CERTIFICATE OF OWNERSHIP AND MERGER

     Pursuant to Section 253 of the General Corporation Law of the State of Delaware, the undersigned, the President of Chemdex Corporation (the "Company"), a Delaware corporation, hereby certifies in connection with the merger of Chemdex Corporation and Ventro Corporation that:

     1. The Company owns all of the outstanding shares of Ventro Corporation, a corporation organized under the laws of Delaware.

     2. The Company, by the following resolutions of its Board of Directors, duly adopted by written consent dated as of February 17, 2000, pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, determined to merge Ventro into itself on the terms and conditions set forth in such resolutions:

         Merger Subsidiary:  Ventro Corporation
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         RESOLVED, that the officers of the Company are authorized to form
         Ventro ("Merger Sub") under the laws of the State of Delaware and upon
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         its formation, to purchase all 1,000 shares of Merger Sub's Common
         Stock in exchange for the aggregate amount of $.20.

         RESOLVED FURTHER, that any director or officer of the Company, acting pursuant to authority delegated by the Board of Directors, is hereby authorized and directed to execute and deliver all documents and take such additional actions as may be necessary or appropriate to organize Merger Sub.

         RESOLVED FURTHER, that the prior actions by the officers of the Company in connection with the formation of Merger Sub are hereby approved, adopted and ratified.

         RESOLVED FURTHER, that the Company, as the sole stockholder of Merger Sub, hereby approves the Merger and adopts and approves the Related Documents, and all other subsidiary documents and agreements related thereto.

         Merger with Ventro Corporation
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         RESOLVED, that the Board of Directors of the Company believes that it is in the best interests of the Company and its stockholders to merge Merger Sub with and into the Company, with the Company surviving (the "Merger") .
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         RESOLVED FURTHER, that the Merger and all other related documents contemplated thereby including, without limitation, the Certificate of Merger attached as Exhibit A hereto and the Stock Purchase Agreement
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         attached as Exhibit B hereto (collectively, the "Related Documents")
                     ---------                            -----------------
         are hereby adopted and approved by the Board, provided, however, that the officers of the Company are hereby authorized to make such changes and amendments to such documents as they may deem necessary or appropriate.

         RESOLVED FURTHER, that the officers of the Company are hereby authorized and directed to execute and deliver on behalf of the Company the Related Documents and thereafter to cause the Company to perform all of its obligations and duties with respect to such agreements.

         RESOLVED FURTHER, that the prior actions by the officers of the Company in connection with the Merger and the Related Documents are hereby approved, adopted and ratified.

         RESOLVED FURTHER, that there are hereby reserved from the Company's authorized but unissued capital stock the maximum number of shares of the Company's common stock as may be issuable upon consummation of the Merger.

         RESOLVED FURTHER, that, pursuant to the foregoing transactions, the Company shall succeed to all of the rights, certificates, privileges, powers, properties, franchises and assets of Merger Sub.

         RESOLVED FURTHER, that for purposes of complying with state law, the officers of the Company are authorized to irrevocably appoint the Delaware Secretary of State as its Agent upon whom may be served any notice, process or pleading in any suit, action or proceeding against it in connection with the enforcement of any obligation arising from the transactions contemplated by these resolutions, including any suit or other proceeding to enforce the right of any stockholders as determined in appraisal proceedings under Delaware General Corporation Law.

         RESOLVED FURTHER, that the officers of the Company are hereby authorized and directed to execute and deliver all documents, file all certificates and notifications with appropriate federal, state and local authorities and take such additional actions as may be necessary or appropriate to carry out the intent of the foregoing resolutions.

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         Amendment of the Company's Certificate of Incorporation
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         RESOLVED, that, upon the effectiveness of the merger, the name of the
         Company shall be changed to "Ventro Corporation" and Article I of the Amended and Restated Certificate of Incorporation of the Company shall be amended to read as follows:

           "The name of the corporation is Ventro Corporation (the "Corporation")."
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     Chemdex Corporation has caused the Certificate to be signed by David P.
Perry, its President and Chief Executive Officer, this 17th day of February,
2000.

                              Chemdex Corporation


                              By:  /s/ David P. Perry
                                   ----------------------
                                   President

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